FOR IMMEDIATE RELEASE
HOME SOLUTIONS OF AMERICA, INC
CONTACT: Investor Relations
PHONE: 214-623-8446

Home Solutions of America Enters into Agreement to Acquire Leading Regional Disaster Restoration Services Company

Acquisition of Fireline Restoration To Enhance Company's Ability to Participate in Large Recovery and Restoration Projects

Dallas, July 31, 2006 (PRNewswire-First Call) - Home Solutions of America, Inc. (NASDAQ:HSOA; the "Company" or "Home Solutions"), a provider of recovery, restoration and rebuilding/remodeling services announced today that it has entered into an agreement to acquire Fireline Restoration, Inc. ("Fireline"), a privately-held provider of recovery and restoration services throughout Florida, Louisiana and Mississippi. Fireline had unaudited revenue for the first six months of 2006 of approximately $21 million and EBITDA of $5 million. Fireline's financial statements have not been audited previous to entering into the agreement.   The transaction is expected to close this week.

Under the agreement, the Company will pay the owner of Fireline $11.5 million in cash, issue the owner an unsecured promissory note in the principal amount of $21,650,000, and issue the owner 4 million shares of Home Solutions' restricted common stock.

Founded in 1996, Fireline provides catastrophic storm response, water mitigation, drying, mold remediation, water, fire and wind restoration, and move outs and contents restoration, for commercial, industrial and residential properties. Based in Tampa, Fireline is certified in multiple aspects of the restoration industry, including smoke, fire, water, and mold.  The company has been active in the recovery and restoration activities surrounding hurricanes Wilma, Katrina and Rita. In conjunction with the acquisition, Brian Marshall, President of Fireline, will remain in that role pursuant to an employment agreement to be entered into at the closing of the acquisition.  The agreement provides that Mr. Marshall will become a member of the Board of Directors of Home Solutions, subject to, among other conditions, the Company's continued compliance with the applicable director independence standards of the SEC and NASDAQ.

"We expect the Fireline acquisition to be a unique complement to the Home Solutions strategy," said Frank J. Fradella, Chairman and CEO of Home Solutions. "Its experience and expertise in responding to past disaster related events of all types will help us respond to the opportunities expected to occur over the next three to five years in rebuilding areas such as the Gulf Coast. The ability to offer an experienced and qualified large labor force is increasingly becoming a differentiating factor in many of the projects we participate in. One of the challenges we face over the next several years is developing the necessary infrastructure, management and labor to achieve our expected growth. The acquisition of Fireline will enable us to pursue larger projects and drive efficiencies from the combined operations."

"The acquisition of Fireline provides the scale necessary to participate in projects with significant size, especially in the rebuilding areas of Florida, Louisiana, Mississippi, and Texas." said Mr. Marshall. "Increasingly, scale will become important in being able to respond to both disaster recovery work and rebuilding activities, more so as it applies to the large insurance company customer base that has made Fireline nationally recognized in the industry. The labor force that Home Solutions and its subsidiary provide will give Fireline the ability to become an even more significant participant in these projects in the Southeast and across the country."

Further information on Fireline is available at www.firelinerestoration.com. The acquisition is subject to normal and customary closing conditions.  Home Solutions will provide additional details on the acquisition pursuant to a Form 8-K that will be filed in accordance with the requirements of the SEC.

For more information on Home Solutions, please see the Company's website at http://www.homcorp.com/.

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.